Exhibit 32.1

SECTION 1350 CERTIFICATION

In connection with the Quarterly Report of Med-Emerg International Inc. (the "Company") on Form 10-Q for the period ending March 31, 2008 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned hereby certifies, pursuant to 18 U.S.C. § 1350, , to the best of such officer’s knowledge, that:

1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Dated: May 12, 2008

By:	/s/ Ramesh Zacharias
Name: Dr. Ramesh Zacharias
Title: Chief Executive Officer (Principal Executive Officer)